EXHIBIT 99.2

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FEBRUARY 19, 2013 / 03:00PM GMT, STFC - Q4 2012 State Auto Financial Earnings Conference Call

CORPORATE PARTICIPANTS

Steve English State Auto Financial Corporation — VP and CFO

Bob Restrepo State Auto Financial Corporation — Chairman, President and CEO

CONFERENCE CALL PARTICIPANTS

Chris Maimone Macquarie — Analyst

Larry Greenberg Langen McAlenney — Analyst

Brett Shirreffs Keefe, Bruyette & Woods — Analyst

David Salmon PhiloSmith — Analyst

Ron Bobman Capital Returns — Analyst

PRESENTATION

Operator

Good morning and thank you for standing by. All lines will be in listen-only until the question-and-answer portion of the call. (Operator Instructions). Today’s call is being recorded. If you have any objections, you may disconnect at this time.

Your speaker for today is Mr. Steve English, Chief Financial Officer. Sir, you may now begin.

Steve English — State Auto Financial Corporation — VP and CFO

Thank you, Valerie. Good morning and welcome to our fourth-quarter 2012 earnings conference call. Today I’m joined by our Chairman, President, and CEO, Bob Restrepo; Chief Investment Officer, Scott Jones; and our Chief Actuarial Officer, Matt Mrozek. Today’s call will include prepared remarks by our CEO, Bob Restrepo, and me, after which we will open the lines for questions.

Please note our comments today may include forward-looking statements which by their nature involve a number of risk factors and uncertainties which may affect future financial performance. Such risk factors may cause actual results to differ materially from those contained in our projections or forward-looking statements. These types of factors are discussed at the end of our press release as well as in our annual and quarterly filings with the Securities and Exchange Commission to which I refer you.

A financial packet containing reconciliations of certain non-GAAP measures along with supplemental financial information was distributed to registered participants prior to this call and made available to all interested parties on our website, www.StateAuto.com, under the investors section as an attachment to the press release.

Now I will turn the call over to STFC’s President, Chairman and CEO, Bob Restrepo.

Bob Restrepo — State Auto Financial Corporation — Chairman, President and CEO

Thank you, Steve, and good morning, everyone. State Auto Financial Corporation finished 2012 with a profitable quarter. We have improving ex-catastrophe loss ratios particularly for property, offset somewhat by Superstorm Sandy catastrophe losses and strengthening to RED reserves.

We reported quarterly earnings per share of $0.51 and year-to-date, a profit of $0.27 a share. Our fourth-quarter combined ratio was 101.7%; RED added approximately 6.3 points. Without RED, our combined ratio would have been 95.4%, comparable to our strong fourth quarter of last year.

For the full year 2012, we have reported a combined ratio of 107.9%. RED was 5.6 points overall. Without RED, the result would have been 102.3%.

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FEBRUARY 19, 2013 / 03:00PM GMT, STFC - Q4 2012 State Auto Financial Earnings Conference Call

Most reserve strengthening in the quarter was for the second largest RED program covering restaurants. This program has been terminated but we needed a quarter to assess ultimate loss costs. We reserved conservatively and now feel confident that we have the terminated programs adequately reserved.

For the year, RED increased our aggregate loss ratio by 5 percentage points and inflated our expense ratio by another 0.6 percentage points. Eliminating this business was an important step in our goal to achieve underwriting profitability and a 10% return on equity.

State Auto Financial Corporation’s book value at the end of the year was $18.22 a share. Our current book value includes a reduction of $2.48 a share for the deferred tax asset valuation allowance we established at the end of the second quarter last year. The trailing four quarter return on equity result is 1.5%.

Now I will give a brief overview of operating results and trends that we see in each of our three business segments. In Personal Lines, the all-important Personal Auto Line showed modest improvement in the quarter and year-to-date primarily due to better weather and lower catastrophe losses. Our ex-catastrophe results for the quarter and the year remained flat.

Bodily injury severity remains higher than expected. We filed for price increases consistent with these loss trends. In 2012 we increased Personal Auto prices 4.3% and are now implementing price increases greater than loss cost trends.

Production for Personal Auto is slightly negative, a result of agency terminations and unprofitable property territories, flat new business, and a 3% reduction in policies in force.

We are very pleased with Homeowners’ results for the quarter and the year. After accounting for the Homeowners Quota Share Reinsurance Treaty, our ex-catastrophe loss ratio for the fourth quarter was 19.7%. For the year, we reported a result of 38.9%, a 12 point improvement over 2011.

Large loss activity was flat with prior year and we saw better experience for non-catastrophe related claims and non-catastrophe non-weather losses. This is a direct result of aggressive actions we have been taking to achieve price adequacy, proper insurance to value, better spread of geographic risk, higher deductibles, and prudent use of reinsurance. I am increasingly confident we will achieve profit in this line barring a repeat of historic 2011 catastrophes.

Premiums increased 5.1% for the quarter and 3.5% for the year, all driven by price. We finished 2012 with almost a 15% increase in rate, another 2.9% from exposure upgrading and 3.9% from insurance to value. All in, Homeowners’ prices increased almost 23% for the year and we plan for comparable increases in 2013.

Starting in 2009, we have doubled Homeowners’ prices, managed concentrations, and mitigated losses using deductibles and reinsurance. Policy in force count is also down 4.3% for the year almost exclusively in high catastrophe states. Retention is also down resulting from runoff from terminated agents.

We had another solid quarter in the Business Insurance segment. Results in Commercial multi-peril, fire and allied, and General Liability were quite good for the quarter and year. As with Personal Auto, our Commercial Auto results lagged expectations due to bodily injury loss trends. We continued to apply price across the board.

Ex-catastrophe loss ratios for Business Insurance improved for the quarter and substantially for the year. 2012 was our best loss ratio since 2009 and a substantial improvement over last year. Production was strong for the quarter and year resulting from changes to our umbrella reinsurance program, improved retention, more new business, a slowly recovering economy, and price increases of 5% for the quarter and 3.5% for the year.

Since the end of the first quarter we’ve achieved quarter-over-quarter price increases across all of our Commercial Lines, a trend we expect to continue in 2013.

Commercial Auto results deteriorated in the quarter because of liability large losses but for the year loss ratio results were fairly flat to 2011. Severity is up and we will continue to get more price to get ahead of this loss trend.

Ex-catastrophe physical damage losses were flat for the quarter and year. Physical damage losses were higher in the fourth quarter due to Superstorm Sandy but are significantly lower year-to-date. Price per exposure increased 3.6% for the quarter and almost 2% for the year. We have planned for mid-single-digit price increases in 2013.

Commercial multi-peril results did not compare favorably with an unusually good fourth quarter in 2011 and for the year. Property large losses in the quarter drove this increase compared to the same period in 2011.

In our BOP line, retention improved, new business increased and prices were up 6% for the quarter and 3.5% for the year. We will continue to push price increases for the BOP line.

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FEBRUARY 19, 2013 / 03:00PM GMT, STFC - Q4 2012 State Auto Financial Earnings Conference Call

Property improved for the quarter and year. Production is also good with a similar story, better retention, strong new business, price per exposure increases of 5.7 for the quarter, 3.1% for the year, and increased premium bases.

General liability had an excellent quarter and a solid year. Large losses have declined as case reserving processes stabilized. We expect this traditionally profitable line to continue producing good results benefiting from our claim process changes, underwriting discipline, and price increases.

Specialty insurance results were disproportionately hurt in both the quarter and year to date by RED reserve increases. Rockhill finished 2012 with exceptionally strong profit and production. Workers’ compensation results improved in the quarter and we anticipate solid underwriting profits from our targeted workers’ compensation strategy, which focuses on accounts under $10,000 and our traditionally profitable debit mod business written by RTW.

Specialty production for the year and for 2013 will remain flat as continued growth in Rockhill offsets RED runoff.

With that, I will turn you over to Steve before we open up the forum for your questions.

Steve English — State Auto Financial Corporation — VP and CFO

Thanks, Bob. Today I will comment on a wide variety of items. Let’s start with those that impacted operating results for 2012.

First, the Homeowner Quota Share Treaty. As you can see from Schedule 2 of the investor packet, STFC’s GAAP underwriting loss for the year was reduced by $6 million due to the treaty. As we have discussed throughout the year, the components of our combined ratio are impacted in varying ways as the treaty reduces our Cat loss ratio but increases our non-Cat loss and expense ratios.

Beyond the underwriting benefit received, the treaty provided statutory capital and improved our capital ratios. We ended the year well within the treaty features that could’ve triggered termination of the contract and we are confident that over the next two treaty years, nothing will change in that regard.

The treaty does contain caps for catastrophe losses with the cap for 2012 being set at 50 loss ratio points, reducing to 40 loss ratio points in 2013. We finished the year at 29.8 loss ratio points.

We continue to operate in the low interest rate environment as does the entire industry. Net investment income for the quarter benefited from TIPS performance as our TIPS income was $1.3 million higher in 2012 despite holding lower overall levels for TIPS. Keep in mind that during the fourth quarter a year ago we began repositioning the portfolio in anticipation of the pooling change which occurred on the last day of the year and was funded early in 2013. This drove the high level of cash and cash equivalence on the balance sheet as of 12-31-2011, so we experienced some of the impact of having lower invested assets in the fourth quarter of 2011.

Dividend income was up in this year’s fourth quarter as we increased levels of investment in equities specifically dividend-paying equities. On a year-to-date basis, though, our net investment income was down $10 million. While TIPS income was up in the quarter, it was down for the entire year by $3.5 million. Some of that of course is due to changes in the CPI but as I mentioned a moment ago, our overall levels of TIPS investments were down in 2012 caused by the pooling change.

The balance of the decline in investment income is from the fixed income portfolio, driven by lower levels of invested assets and interest rates.

As has been our practice in the past, I will comment on how our reserve development impacted the 2012 results. Obviously the reserve adjustments we made on prior accident years for RED negatively impacted our calendar year results. But despite that we did have overall favorable net development for the year of 1.6 points. That compares to a year ago, which was 2.3 points.

Breaking that down between Cat and non-Cat, we had 1.0 point of favorable net Cat development and 0.6 points of favorable non-Cat. The amount of Cat favorable development is a bit higher than we normally experience but that is due to the level of Cat losses we experienced in 2011. Assessing the development in relation to the amount of 2011 losses, the result was consistent with historic patterns.

Focusing on the favorable net development for non-Cat loss and ALAE reserves by segment, Personal Lines developed favorable by 1.2 points. Business Insurance developed favorable by 1.5 points but this was offset by adverse development within Specialty of 2.7 points, driven by RED. For the year, RED adverse development across all programs was $30.5 million. The balance of the favorable development of 0.6 points emerged from our loss adjustment expense reserves for internal costs or ULAE.

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FEBRUARY 19, 2013 / 03:00PM GMT, STFC - Q4 2012 State Auto Financial Earnings Conference Call

Tax expense for the quarter was zero and $100,000 for the year due to the existence of the tax valuation allowance. The $100,000 relates to an immaterial AMT adjustment treated as a permanent item. Given we finished the year with pretax income we did not fall into the exception under ASC-740, as we have previously discussed. My expectation is that the allowance will remain in place throughout 2013 but we will continue to assess this as we continue to improve our operating performance.

Let’s move to the balance sheet for a couple of items. First during the quarter, our book value per share dropped by $0.08 despite having $0.38 of operating earnings and $0.51 of net income both on a diluted per share basis. Net unrealized losses drove this result partly due to investment valuations and partly due to the annual revaluation of our benefit plans.

As a reminder, we terminated a year ago retiree healthcare benefits for most active employees and certain retirees. Also effective January 1, 2010, new employees were no longer eligible to join our pension plan. The impact of the revaluation was $7.4 million or $0.18 book value per share and was primarily the result of lowering the discount rate from 4.4% to 4.05%.

Finally, I would like to comment about our plans to refinance the $100 million senior notes that are outstanding and due this coming November. In the latter part of 2012 and early in 2013, we have been working on a refinancing strategy. To that end, State Auto Property and Casualty Insurance Company, STFC’s largest insurance subsidiary, has become a member of the Federal Home Loan Bank of Cincinnati. We intend to refinance the senior notes with a secured borrowing at very attractive rates with the FHLB. I hope to be able to provide greater details on our next call.

Today I can tell you we are working with the FHLB to select the best terms and rates that make sense for STFC. In addition, we have been holding discussions with regulators, rating agencies, and our bank group as we work towards implementing this refinancing strategy.

With that, we would like to open up the line for any questions you may have.

QUESTION AND ANSWER

Operator

(Operator Instructions). Radi Iardella, Macquarie.

Chris Maimone — Macquarie — Analyst

Good morning. This is actually Chris Maimone calling for Ray. Thanks for taking the call. I was hoping perhaps to start you guys might be able to comment a little further on the development related to the restaurant program this quarter. I got on the call a little bit late. I might have missed something in the prepared remarks. But I was just hoping to get a little more color on how comfortable you guys are with this being sort of a distinct and specific adjustment. I know you commented that the view on the third-quarter trucking-associated development hasn’t changed materially. I was just hoping maybe to get also a little more color on that business as well and how the reserves looked there?

Steve English — State Auto Financial Corporation — VP and CFO

Sure, first off, I will tell you that all of the programs in RED are now officially in run off so we were able to use the back half here of 2012 to take a good, thorough look at our reserving positions. At the end of the third quarter as we discussed, we looked at the truck program and made a significant move on strengthening those reserves. Here in the fourth quarter the restaurant program, some of the developments we saw there were adverse to what our expectation was, so we took a hard look at it here at the end of this quarter and we now believe that the reserves are adequate. Of course we will continue to monitor this on a go-forward basis but now that the programs are officially in runoff, we feel that we have a much better sense of our reserving positions.

In regards to the truck program, it — as I mentioned, we took a hard look at that at the end of the third quarter. We took another hard look at it here at the end of the fourth quarter and we were encouraged in our assessment that we had come to at the end of the third quarter was essentially the assessment we came to at the end of the fourth quarter.

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FEBRUARY 19, 2013 / 03:00PM GMT, STFC - Q4 2012 State Auto Financial Earnings Conference Call

Chris Maimone — Macquarie — Analyst

Good, got you. Thank you. Could you if it’s possible — could you indicate what the timeline on — I know that you clarify that RED is officially in run off but what’s the timeline expected before the books are essentially closed on these lines?

Steve English — State Auto Financial Corporation — VP and CFO

Into next year, we will have something — I’m sorry — into 2013. I’m still in 2012. In the short term, we will have some earned premium run into our numbers as the programs terminate. That won’t be a significant amount of earned premium. We are reserving that with loss pics that are pretty conservative, pretty high to protect the balance sheet, so I would say that in 2013 our with and without RED results won’t be materially different. It shouldn’t have a material impact on 2013.

Chris Maimone — Macquarie — Analyst

Understood, okay. Thank you for that. And then my next question related to homeowners, you guys commented on the aggressive price increases that you are getting there. I was just wondering what the retentions have been doing as you have been raising price?

Bob Restrepo — State Auto Financial Corporation — Chairman, President and CEO

Yes, our retentions have been affected by the terminated — the runoff from terminated agencies in primarily in what we call Class C states, which is our most Cat-prone states. If you adjust for the impact of terminated agents, our retention levels are actually pretty much identical to what our historical patterns are.

Chris Maimone — Macquarie — Analyst

Got you. Okay.

Bob Restrepo — State Auto Financial Corporation — Chairman, President and CEO

The net conclusion from that is the prices are sticking.

Chris Maimone — Macquarie — Analyst

Is that across the board or is that better in certain markets than others?

Bob Restrepo — State Auto Financial Corporation — Chairman, President and CEO

It’s all dependent upon — largely dependent upon the terminated agents, so if we have some states particularly in the Midwest to the Southeast where we have been more aggressive with agency terminations and trying to reduce our property exposure there, that’s where we have seen the big impact on the retention. And states that have more favorable weather patterns, the retention is by and large consistent with what we’ve traditionally experienced.

Chris Maimone — Macquarie — Analyst

Okay, thanks for that. Then my last question for now I was hoping maybe you could help us how to think about the tax rate in 2013. I know your commentary sort of suggested that there might be a possibility that as you evaluate the DTA, to me it sounded like maybe there’s even a chance that you guys might run through it this year depending on how improved results are.

Could you help us just think about how to model what the tax rate would be in a non-deferred tax asset environment or how we should think about modeling your results in 2013 as results — assuming results do continue to improve?

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FEBRUARY 19, 2013 / 03:00PM GMT, STFC - Q4 2012 State Auto Financial Earnings Conference Call

Steve English — State Auto Financial Corporation — VP and CFO

Sure, let’s start with what I think my expectation is for what I think will happen, which is I believe the allowance most likely will stay in place for the entirety of 2013. We will continue to assess that, but my expectation is then for 2013, on the income statement, pretax income will have zero tax expense in 2013 due to the existence of the allowance.

The only way we would have a provision running through the income statement in 2013 would be if we fell into the exception or the trap that we have discussed on prior calls, which would result if I have other comprehensive income but have an operating loss. My expectation is that I will not be in that trap.

Now in terms of viewing the Company without regards to the allowance, if I didn’t have the allowance today, what do I believe an effective tax rate would be on a GAAP basis? I would say that would be somewhere in about the 25% range given our current mix of tax exempt versus taxable investment income.

Chris Maimone — Macquarie — Analyst

That’s helpful. Thanks very much. Thanks for your help.

Operator

Larry Greenberg, Langen McAlenney.

Larry Greenberg — Langen McAlenney — Analyst

Good morning, thank you. Steve, just following up on the premium question for RED, it seems like the difference between what the underlying specialty book is running at and what you are putting RED up at is very significant and so can you be more specific on how much premium, earned premium will flow through in 2013 from RED?

Steve English — State Auto Financial Corporation — VP and CFO

Sure, Larry. I think you will see about $20 million or so of earned premium flow through for the year.

Larry Greenberg — Langen McAlenney — Analyst

Okay, and that — how many quarters will we be seeing?

Steve English — State Auto Financial Corporation — VP and CFO

It will be front-end loaded so it will be — I don’t have with me an exact emergence pattern but I can tell you it will be front-end loaded and declining and by the time we get to the fourth quarter there should be little if any earned premium coming through.

Larry Greenberg — Langen McAlenney — Analyst

Okay, great. That’s helpful. Then on the deferred tax allowance, what does 2012 kind of represent in the considerations you go through for recognizing or deciding a point at which you will no longer recognize that allowance?

Steve English — State Auto Financial Corporation — VP and CFO

As you might recall from some of our previous discussions about the allowance, what triggered the establishment of the allowance of course were the large losses in the second quarter of 2011 where we were looking at where we were going to finish 2011 at the time on a running three-year basis. We were going to be in a three-year loss position which is sort of an unofficial starting point of the discussion as to the need of an allowance. Of course you look for other sources of income that can — whereas you can recover the deferred taxes such as your ability to carry back or take specific actions to create taxable income.

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FEBRUARY 19, 2013 / 03:00PM GMT, STFC - Q4 2012 State Auto Financial Earnings Conference Call

And then finally, you look at your go forward ability to produce taxable income, so that’s what led to the allowance. So now we come into 2012 and while we have pretax income when you think about the three-year test, the magnitude of those 11 losses still overshadow our three-year position. We are still in a three-year loss position.

Additionally while we had pretax book income for the year, our taxable income is a small tax loss, so the next thing we’ll be looking at as we improve profitability is when we are actually generating taxable income for the tax return, which is dependent upon obviously the underwriting results and our mix of taxable nontaxable investment income.

Larry Greenberg — Langen McAlenney — Analyst

Okay, I guess the question is — was 2012 a positive data point?

Steve English — State Auto Financial Corporation — VP and CFO

Yes.

Larry Greenberg — Langen McAlenney — Analyst

It was.

Steve English — State Auto Financial Corporation — VP and CFO

Yes.

Larry Greenberg — Langen McAlenney — Analyst

Okay, and you would leave open some chance that in 2014, you could potentially remove that allowance?

Steve English — State Auto Financial Corporation — VP and CFO

I have already had some preliminary conversations with my auditors just trying to look down the road and that is — so I would answer your questions yes, that that is a possibility but obviously it will depend on to what extent, what progress we make and what the current trends are at that time.

But if you recall, when we get to 2014, 2011 falls out of the numbers in terms of assessing the rolling three-year position.

Larry Greenberg — Langen McAlenney — Analyst

At the end of 2014?

Steve English — State Auto Financial Corporation — VP and CFO

Right. But that’s where the judgment and the discussions start at.

Larry Greenberg — Langen McAlenney — Analyst

Okay, fair enough. Do you have statutory capital and surplus for both the mutual and the stock companies?

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FEBRUARY 19, 2013 / 03:00PM GMT, STFC - Q4 2012 State Auto Financial Earnings Conference Call

Steve English — State Auto Financial Corporation — VP and CFO

Yes, the group statutory capital finished the year at $1.057 billion and the public company subsidiaries finished the year at $630 million.

Larry Greenberg — Langen McAlenney — Analyst

Thank you. Bob, have you changed your expectation for when you will reach that 10% ROE goal?

Bob Restrepo — State Auto Financial Corporation — Chairman, President and CEO

We are still targeting over the next two years. We expect substantial progress this year in 2013 and we are targeting it for 2014. And driven by several things but the most important thing is the price increases in every line, Personal Business as well as Specialty. We continue to evaluate our underwriting quality and actually think with the help of predictive modeling it has improved in our Personal insurance and our Business Insurance segments.

A big contributor to our plan as you know is the claim process changes that we put in place 18 months to two years ago. We actually began almost three years ago. Those have stabilized and we’re starting to see the benefit not only in our indemnity payout but also in the expenses related to adjudicating the claims which are embedded in either the allocated or unallocated loss adjustment expenses.

And setting aside RED, we think we have a real good handle on our risk management profile. So — and we have an improving cost structure but the big thing is driving the loss ratio improvement and beginning to experience the benefits of our diversification partly by shrinking in some areas, partly by laying off risk through the reinsurance program, and growing in areas that aren’t so Cat prone.

But our focus is really on the loss ratio mixture of pricing, underwriting discipline, and reaping — harvesting the benefits of the claim process change that are now well in place.

Larry Greenberg — Langen McAlenney — Analyst

So just — it’s for the year 2014?

Bob Restrepo — State Auto Financial Corporation — Chairman, President and CEO

Yes.

Larry Greenberg — Langen McAlenney — Analyst

Okay, great. Thank you.

Operator

Brett Shirreffs, KBW.

Brett Shirreffs — Keefe, Bruyette & Woods — Analyst

Good morning, Bob and Steve. I just want to jump back to the reserve piece real quick. I was wondering if you could just tell me what the remaining reserves are on the RED runoff business?

Steve English — State Auto Financial Corporation — VP and CFO

We have groupwide — it would be about 159 on STFC. Approximately $140 million, $150 million all in. That’s case IBNR.

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FEBRUARY 19, 2013 / 03:00PM GMT, STFC - Q4 2012 State Auto Financial Earnings Conference Call

Brett Shirreffs — Keefe, Bruyette & Woods — Analyst

Okay, actually I just want to jump back to the dividend reduction back in 2012. I was just curious if you could kind of elaborate on the timing of that and what caused you to do it at this point in time?

Bob Restrepo —State Auto Financial Corporation — Chairman, President and CEO

We have — I will let Steve finish up, but we have internal guidelines, the Board has used, the STFC Board uses to determine an appropriate dividend and of course that’s paid out — that is determined primarily by what the yield is and what the payout is. We were running higher than our internal standards for both yield as well as payout and we have been running higher than that for at least two years, ever since obviously since 2011 but even before then.

So we looked out over the next couple of years and said are we going to produce the kind of earnings in two years, I mean 2013 when we made the decision and we felt that the likelihood of us operating within those guidelines was less than 50-50. So we made a dividend change that put us in the proper parameters regarding what we felt was an attractive yield but also an appropriate portion of our profits.

Steve English — State Auto Financial Corporation — VP and CFO

The other factors balanced against that, Brett, is the — from a capital perspective, discussions with rating agencies and taking into account discussions also with regulators and putting that all together it made sense to make that adjustment.

The other factor that was going through our minds was the fact that when we changed the pooling agreement we effectively downsized the Company. We lowered the leverage. We lowered the premium base and while we are working hard to improve the margin on that base, the fact remains we downsized the Company, so that was another factor we considered in making that decision.

Brett Shirreffs — Keefe, Bruyette & Woods — Analyst

Okay, that makes sense. Bob or Steve, would you care to elaborate on what some of the target payout ratios you think are appropriate?

Steve English — State Auto Financial Corporation — VP and CFO

We have never shared those publicly.

Brett Shirreffs — Keefe, Bruyette & Woods — Analyst

Just lastly, I know we are only about halfway through the quarter, is there any notable large losses or Cats that you could discuss so far in 2013?

Bob Restrepo — State Auto Financial Corporation — Chairman, President and CEO

That’s still a moving target. You’re right, we are only halfway through and March tends to be both ours as well as the industry’s most troublesome month but particularly over the past couple of years. But so far last time I looked, the industry has only experienced one PCS numbered catastrophe, the one that came through in I think it was January 30 and the storms that hit Hattiesburg, Mississippi and prior to that the storms that swept through the Midwest and East Coast, which resulted in the big snowfall in the Northeast still have not been numbered by the Property Claims Services as a catastrophe. That could change as we get more thawing but it’s been a pretty mild year so far, pretty normal for both the industry as well as State Auto. Nothing material.

Brett Shirreffs — Keefe, Bruyette & Woods — Analyst

All right, great. Thanks for your answers.

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FEBRUARY 19, 2013 / 03:00PM GMT, STFC - Q4 2012 State Auto Financial Earnings Conference Call

Operator

David Salmon, PhiloSmith].

David Salmon — PhiloSmith — Analyst

Thanks for taking my question here. You guys have stated previously that since the end of 2008, homeowners has been the Company’s biggest issue and to your credit you’ve moved aggressively to improve the line through rate increases and raising deductibles, terminating unprofitable agents, etc., and obviously the homeowners results in 2012 are improved. So it appears those efforts are definitely paying off.

I guess my question is how close are you to really feeling good about homeowners? It appears homeowners is on the rise. Do you think you are kind of 60% of the way to feeling really good about that line? Is it 80%? I guess any commentary there would be appreciated. Thanks.

Bob Restrepo — State Auto Financial Corporation — Chairman, President and CEO

It’s a good question. It’s really a multi-step process in term of us feeling good about it. I’m not sure in my lifetime I will ever feel good about it because it’s so volatile and the weather — as I said in the past, what we have assumed that the weather we have seen over the last five years is going to continue for the foreseeable future and we bake that into our underwriting, our risk management, and our pricing actions, very volatile.

So when I look at the future of Homeowners, the first step is to make an underwriting profit and we are darn close to that. As I implied in my comments, barring a return of 2011, I am increasingly confident we will make an underwriting profit in Homeowners this year, in 2013. But that still doesn’t mean we are making an acceptable risk adjusted return in the line and we will need at least another year of the kind of price increases that we have been getting over the past couple of years to kind of put us in hollering distance of what I think is an appropriate risk adjusted return for the line.

But we have really got to target combined ratios in the low 90s to high 80s to have an appropriate risk adjusted return given the short tail nature of the line and given the volatility of the line and we are probably at least 10 points from there.

So we have been — we are finally ahead of the loss curve and we have been chasing that for four years now, so what we are looking for going forward over the next two years as these price increases earn out and everything else we’ve been doing earns out margin improvement.

David Salmon — PhiloSmith — Analyst

Okay, thanks.

Operator

Ron Bobman, Capital Returns.

Ron Bobman — Capital Returns — Analyst

Thanks a lot and good morning. Congrats on the results as well. There was a question — the last caller or the preceding one asked about the RED reserve balance and you answered I think $140 million to $150 million. I think you said group so I just want to understand, would that be a gross reserve balance for the mutual as well as the stock company?

Steve English —State Auto Financial Corporation — VP and CFO

No, and I added to that confusion, so I apologize. The number I was quoting would be just the public company, so you would divide that by 0.65 if you wanted to get the group number.

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FEBRUARY 19, 2013 / 03:00PM GMT, STFC - Q4 2012 State Auto Financial Earnings Conference Call

Ron Bobman — Capital Returns — Analyst

Okay, I just wanted to — okay, thanks. And then I had a question about the canceled agents. Bob, when you speak of canceled agents do you mean canceled for all State Auto lines of business, canceled for Personal lines only, or canceled for Homeowners?

Bob Restrepo — State Auto Financial Corporation — Chairman, President and CEO

It varies. For the most part — it varies but our focus is really on Personal lines. A lot of our agents are traditional agents that have been with us a long time. We are primarily if not almost exclusively a Personal Lines agency. So for those agencies where we never have had much of a Commercial Lines presence or don’t see much of a future, we terminate the entire relationship.

But as you can see within our production results, we are getting some good traction in production and Commercial Lines partly because we are writing somewhat larger accounts than we traditionally have written, somewhat because of recovering economies, somewhat because of price increases. So we are getting a good response from the larger more sophisticated commercial agencies and if they are in unprofitable property territories, for those agencies we have terminated the Personal Lines relationship but are continuing with the Commercial Lines relationship.

Ron Bobman — Capital Returns — Analyst

So when you speak of canceled, Bob, what’s the number that you — again if I missed it I apologize.

Bob Restrepo — State Auto Financial Corporation—Chairman, President and CEO

I think all in about 120 agencies are primarily focused in states where we have had the worst experience like Kentucky, Tennessee, Alabama, Georgia, and somewhat in Indiana and Ohio. But it’s more where I’m sitting here in Columbus, it’s a little bit more south and east of where I’m sitting.

Ron Bobman — Capital Returns — Analyst

What is the Company’s obligation even though you’ve told the agent no more let’s say Personal Lines production, Homeowners in particular, you canceled them, what’s your obligation to actually provide a renewal quote to a Homeowners insured?

Bob Restrepo — State Auto Financial Corporation — Chairman, President and CEO

It varies by state. Some states like Minnesota where we’ve got a lot smaller three and four years ago you have to offer at least one renewal offer and then the business runs off. So it takes two years basically for the business to run off. Most of the states that I just talk — in fact all of the states I think I just discussed don’t have that one renewal requirement. So when we terminate an agent it’s effective immediately for new business in these states.

And then as the policies come up for renewal, they are run off, we usually give at least either 90 to 180 days advance notice so there’s about a year and a half lag but this process has been underway for a year now.

Ron Bobman — Capital Returns — Analyst

All of the sort of ties back to — so if we focus on the Homeowners book that is continuing, it’s the book ex the canceled agents, and the rates that you cite as far as renewal rate increases and I want to say it was in the 20s I thought I heard you say,

Bob Restrepo — State Auto Financial Corporation — Chairman, President and CEO

Yes.

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FEBRUARY 19, 2013 / 03:00PM GMT, STFC - Q4 2012 State Auto Financial Earnings Conference Call

Ron Bobman — Capital Returns — Analyst

That was sort of speaking I think to the whole book. Is that 20 plus number a good number for on average the Homeowners book that with is continuing agents?

Bob Restrepo — State Auto Financial Corporation — Chairman, President and CEO

Yes.

Ron Bobman — Capital Returns — Analyst

Okay, thanks a lot, guys. Best of luck. I hope it continues.

Operator

(Operator Instructions). Mr. Greenberg, your line is open again.

Larry Greenberg — Langen McAlenney — Analyst

Thanks. Bob, in the improvement in the underlying Homeowners results, you mentioned better non-Cat weather. How much do you think non-Cat weather impacted that and would you characterize your non-Cat weather as better than average (multiple speakers)?

Bob Restrepo — State Auto Financial Corporation — Chairman, President and CEO

No, I wouldn’t, Larry. 2011 was worse than average obviously Cats but also non-Cat weather was much worse. I think the experience that we had in 2012 was closer to historic patterns. Frankly if you factor in the impact of earned premium from a dollar standpoint, it was probably a little worse than what we have experienced let’s say over the last 10 years or so but as a percentage of premium, it was much closer to what we would ordinarily expect. No help, no hurt.

Larry Greenberg — Langen McAlenney — Analyst

Okay, great. Thanks.

Operator

There are no further questions at this time.

Steve English — State Auto Financial Corporation — VP and CFO

Thank you, Valerie. We want to thank all of you for participating in our conference call and for your continued interest in and support of State Auto Financial Corporation. We look forward to speaking with you again on our first-quarter earnings call, which is currently scheduled for April 30, 2013. Thank you and have a good day.

Operator

This concludes your conference call. You may now disconnect.

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FEBRUARY 19, 2013 / 03:00PM GMT, STFC - Q4 2012 State Auto Financial Earnings Conference Call

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